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                                                                      EXHIBIT A

                  SCHLUMBERGER DISCOUNTED STOCK PURCHASE PLAN
                  (As Amended and Restated January 21, 1998)

1. PURPOSE

  The Schlumberger Discounted Stock Purchase Plan (the "Plan") is designed to encourage and assist all employees of Schlumberger Limited, a Netherlands Antilles corporation, and Subsidiaries (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Schlumberger Limited through the purchase of shares of Common Stock, par value $0.01 per share, of Schlumberger Limited ("Common Stock"). It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. ADMINISTRATION OF THE PLAN

  The Plan shall be administered by the Stock Purchase Plan Committee (the "Committee") appointed by the Board of Directors of Schlumberger Limited (the "Board"), which Committee shall consist of at least three (3) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (i) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (ii) construe or interpret the Plan; (iii) determine all questions of eligibility; and (iv) compute the amount and determine the manner and time of payment of all benefits according to the Plan hereunder.

  The Committee may act by unanimous decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment of the Board.

3. NATURE AND NUMBER OF SHARES

  The Common Stock subject to issuance under the terms of the Plan shall be shares of Schlumberger Limited's authorized but unissued shares or previously issued shares reacquired and held by Schlumberger Limited. Except as provided in Section 20 hereof, the aggregate number of shares which may be issued under the Plan and authorized by this amendment shall not exceed the sum of (i) the 8,000,000 shares of Common Stock authorized by the 1992 Amendment and restatement of the Plan as adjusted for the 1997 stock split and (ii) 12,000,000 shares of Common

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Stock. All shares purchased under the Plan, regardless of source, shall be counted against this share limitation.

4. ELIGIBILITY REQUIREMENTS

  Each "Employee" (as hereinafter defined), except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with Section 5 on the first "Enrollment Date" (as hereinafter defined) following employment by the Company. Participation in the Plan is voluntary.

  The following Employees are not eligible to participate in the Plan:

    (i) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary;

    (ii) Employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year;

    (iii) Employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the Plan as determined by the Committee; and

    (iv) Employees who have not completed at least six (6) months of service with the Company as of an Enrollment Date.

  "Employee" shall mean any individual employed by Schlumberger Limited or any Subsidiary (as hereinafter defined). "Subsidiary" shall mean any corporation in existence as of the "Effective Date" (as hereinafter defined) of this Plan in an unbroken chain of corporations beginning with Schlumberger Limited if, as of the Effective Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. Any corporation which may become a Subsidiary (as defined herein) after the Effective Date shall automatically be deemed to be a participating Subsidiary under this Plan effective as of the following Enrollment Date unless the Committee takes action to exclude such corporation and its employees from participation herein.

5. ENROLLMENT

  Each eligible Employee of Schlumberger Limited or any Subsidiary as of July 1, 1988 (the "Effective Date" herein) may enroll in the Plan as of the Effective Date. Each other eligible Employee of Schlumberger Limited or a participating Subsidiary who thereafter becomes eligible to participate may enroll in the Plan on the first July 1 following the date he or she first meets the eligibility requirements of Section 4. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on the first day of July of any subsequent calendar year. Any eligible Employee may enroll

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or re-enroll in the Plan on the dates hereinabove prescribed or such other specific dates established by the Committee from time to time ("Enrollment Dates"). In order to enroll, an eligible Employee must complete, sign and submit the appropriate form to the Personnel Department of the Company.

6. METHOD OF PAYMENT

  Payment for shares is to be made as of the applicable "Purchase Date" (as defined in Section 9) through payroll deductions (with no right of prepayment) over the Plan's designated purchase period (the "Purchase Period") with the first such deduction commencing with the payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of twelve (12) calendar months beginning on July 1 and ending on the following June 30 or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a "Participant") will authorize such deductions from his or her pay for each month during the Purchase Period and such amounts will be deducted in conformity with his or her employer's payroll deduction schedule.

  Each Participant may elect to make contributions each pay period in amounts not less than one percent (1%) and not more than ten percent (10%), or such other percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period, of his or her base earnings or salary, geographical coefficient, overtime pay, shift premiums and commissions from the Company (excluding long-term disability or workers compensation payments and similar amounts, but including elective qualified contributions by the Participant to employee benefit plans maintained by the Company) during such pay period. The rate of contribution shall be designated by the Participant in the enrollment form. Effective July 1, 1992, bonuses will be included in determining the amount of the Participant's contribution unless the Participant gives written notice to the Personnel Department at the time and in the manner directed by the Committee.

  A Participant may elect to increase or decrease the rate of contribution effective as of the first day of any calendar quarter by giving thirty (30) days' written notice to the Personnel Department of the Company on the appropriate form. A Participant may suspend payroll deductions at any time during the Purchase Period, by giving thirty (30) days' written notice to the Personnel Department on the appropriate form. In such case, the Participant's account will continue to accrue interest and will be used to purchase stock at the end of the Purchase Period. A Participant may also elect to withdraw contributions at any time by giving thirty (30) days' prior written notice to the Personnel Department of the Company on the appropriate form. Any Participant who withdraws his or her contributions will receive his or her entire account balance, including interest and dividends, if any, plus a stock certificate for the number of shares held by the Participant under the Plan as soon as practicable. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period and must re-enroll in the Plan in order to participate in the next Purchase Period.

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  No more than the maximum contribution permitted any Participant under
Section 9 can be accumulated over the Purchase Period, including interest and dividends, if applicable. Except in case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant's account at the end of the Purchase Period will be applied to the purchase of the shares.

7. CREDITING OF CONTRIBUTIONS, INTEREST AND DIVIDENDS

  Contributions shall be credited to a Participant's account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws and regulations, Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest will be credited to a Participant's account from the first date on which Participant contributions are deposited with the investment vehicle until the earlier of (i) the end of the Purchase Period or (ii) in the event of cancellation, death, resignation or other terminating event, the last day of the month next preceding the date on which such contributions are returned to the Participant. Dividends on shares held in a Participant's account in the Plan will also be credited to such Participant's account. Any such contributions, interest and dividends shall be deposited in or held by a bank or financial institution designated by the Committee for this purpose ("Custodian").

8. GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

  Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan (but not merely an increase or decrease in the rate of contributions) will constitute a grant by the Company to the Participant of a new opportunity to purchase shares on the Enrollment Date on which such re-enrollment occurs. A Participant who has not terminated employment and has not withdrawn his or her contributions from the Plan will have shares of Common Stock purchased for him or her on the applicable Purchase Date, and he or she will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless such participant notifies the Personnel Department on the appropriate form that he or she elects not to re-enroll. A Participant who has suspended payroll deductions or withdrawn contributions during any Purchase Period must re-enroll on the appropriate form to participate in the Plan in the next Purchase Period.

  Each right to purchase shares of Common Stock under the Plan during a Purchase Period shall have the following terms:

    (i) the right to purchase shares of Common Stock during a particular Purchase Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Purchase Date occurring on the last trading day of the Purchase Period; or (B) the date on which participation of such Participant in the Plan terminates for any reason;

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    (ii) in no event shall the right to purchase shares of Common Stock during a Purchase Period extend beyond twenty-seven (27) months from the Enrollment Date;

    (iii) payment for shares purchased will be made only through payroll withholding and the crediting of interest and dividends, if applicable, in accordance with Sections 6 and 7;

    (iv) purchase of shares will be accomplished only in accordance with
  Section 9;

    (v) the price per share will be determined as provided in Section 9;

    (vi) the right to purchase shares (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Schlumberger Limited or any Subsidiary) will in no event give the Participant the right to purchase a number of shares during a Purchase Period in excess of the number of shares of Common Stock derived by dividing $25,000 by the fair market value of the Common Stock (the "Maximum Share Limitation") on the applicable Grant Date determined in accordance with Section 9; and

    (vii) the right to purchase shares will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

9. PURCHASE OF SHARES

  The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stock to be purchased during such Purchase Period will be determined by averaging the highest and lowest composite sale prices per share of the Common Stock in the New York Stock Exchange Composite Transactions Quotations ("Fair Market Value") on the first trading day of the calendar month of July or such other trading date designated by the Committee (the "Grant Date"). The Fair Market Value of the common Stock will again be determined in the same manner on the last trading day of the calendar month of June or such other trading date designated by the Committee (the "Purchase Date"). These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code. The price used for allocating each share to a Participant shall be 85% of the lesser of the prices so established.

  As of the Purchase Date, the Committee shall apply the funds then credited to each Participant's account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares purchased during a Purchase Period shall be 85% of the lower of:

    (i) the Fair Market Value of Common Stock on the Grant Date; or

    (ii) the Fair Market Value of Common Stock on the Purchase Date.

  Certificates evidencing shares purchased shall be delivered to the Custodian or to any other bank or financial institution designated by the Committee for this purpose or shall be delivered to the Participant (if the Participant has elected to receive the certificate) as soon as administratively feasible after the Purchase Date, but Participants shall be treated as the record owners of their shares effective

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as of the Purchase Date. Shares that are held by the Custodian or any other designated bank or financial institution shall be held in book entry form. Any cash equal to less than the price of a whole share of Common Stock shall be credited to a Participant's account on the Purchase Date and carried forward in his or her account for application during the next Purchase Period. Any Participant who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period will receive a certificate for the number of shares held in his or her account as of the most recent Purchase Date and any cash, dividends or interest remaining in his or her account. Any Participant who terminates employment or withdraws his or her contributions from the Plan prior to the next Purchase Date, will receive a certificate for the number of shares held in his or her account and a cash refund attributable to amounts equal to less than the price of a whole share, and any accumulated contributions, dividends and interest. If for any reason a Participant's allocations to the Plan exceed $21,250 during a Purchase Period or if the purchase of shares with such allocations would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

  If as of any Purchase Date the shares authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. Any funds that cannot be applied to the purchase of shares due to excess enrollment shall be refunded as soon as administratively feasible, including interest determined in accordance with Section 7. The Committee in its discretion may also provide that excess enrollments may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations as set forth under Section 423 of the Code.

10. WITHDRAWAL OF SHARES

  A Participant may elect to withdraw shares held in his or her account at any time (without withdrawing from the Plan) by giving notice to the Personnel Department on the appropriate form. Upon receipt of such notice from the Personnel Department, the Custodian, bank or other financial institution designated by the Committee for this purpose will arrange for the issuance and delivery of all shares held in the Participant's account as soon as administratively feasible.

11. TERMINATION OF PARTICIPATION

  The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant's employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible. Participation also terminates immediately when the Participant voluntarily withdraws his or her contributions from the Plan. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. As soon as administratively feasible after termination of participation, the Committee shall pay to the Participant or his or her beneficiary or legal representative all amounts

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credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, and shall cause a certificate for the number of shares held in his or her account to be delivered to the Participant or to his or her beneficiary or legal representative.

12. UNPAID LEAVE OF ABSENCE

  Unless the Participant has voluntarily withdrawn his or her contributions from the Plan, shares will be purchased for his or her account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant provided such leave does not constitute a termination of employment. The number of shares to be purchased will be determined by applying to the purchase the amount of the Participant's contributions made up to the commencement of such unpaid leave of absence plus interest on such contributions and dividends, if applicable, both determined in accordance with
Section 7. Participation in the Plan will terminate immediately after the purchase of shares on such Purchase Date, unless the Participant has resumed eligible employment prior to the Purchase Date, in which case the Participant may resume payroll deductions immediately.

13. DESIGNATION OF BENEFICIARY

  Each Participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the local Personnel Department and shall control over any disposition by will or otherwise.

  As soon as administratively feasible after the death of a Participant, amounts credited to his or her account, including interest and dividends, if applicable, determined in accordance with Section 7, shall be paid in cash and a certificate for any shares shall be delivered to the Participant's designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant's estate. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

14. ASSIGNMENT

  The rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant's election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant's account.

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No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares under the Plan shall be exercisable only during the Participant's lifetime and only by him or her.

15. TREATMENT OF NON-U.S. PARTICIPANTS

  Participants who are employed by non-U.S. Companies, who are paid in foreign currency and who contribute foreign currency to the Plan through payroll deductions, will have such contributions converted to U.S. dollars. The exchange rate for such conversion will be the rate quoted by a major financial institution selected by the Committee for the last trading day of the Purchase Period. If the exchange rate for certain countries cannot be quoted in this manner, the conversion rate shall be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during the Purchase Period result in a purchase price below the price determined pursuant to Section 9.

16. COSTS

  All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares purchased under the Plan shall be paid by the Participant.

17. REPORTS

  Annually, the Company shall provide or cause to be provided to each Participant a report of his or her contributions and the shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

18. EQUAL RIGHTS AND PRIVILEGES

  All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan which is inconsistent with
Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of
Section 423. This Section 18 shall take precedence over all other provisions in the Plan.

19. RIGHTS AS STOCKHOLDER

  A Participant will have no rights as a stockholder under the election to purchase until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to

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shares for which payment has been completed as provided in Section 9 at the close of business on the last business day of the Purchase Period.

20. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the right to purchase shares of Common Stock covered by a current Purchase Period and the number of shares which have been authorized for issuance under the Plan for any future Purchase Period, the maximum number of shares each Participant may purchase each Purchase Period (pursuant to Section 9), as well as the price per share and the number of shares of Common Stock covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date for the Participant's right to purchase shares has been changed to the New Purchase Date and that the applicable number of shares will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in
    Section 10 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding right to purchase shares shall be assumed or an equivalent right to purchase shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute the right to purchase shares, any Purchase Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date") and any Purchase Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company's proposed sale or merger. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date has been changed to the New Purchase Date and that the applicable number of shares will be purchased automatically on the New Purchase Date,

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   unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

21. MODIFICATION AND TERMINATION

  Except as provided in Section 20 hereof, the Board may amend or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the votes cast at a meeting if such amendment would otherwise cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

  In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares under the Plan either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares under the Plan are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible, including interest and dividends, if applicable, determined in accordance with Section 7.

22. BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE

  This Plan was originally approved by the Board on January 28, 1988, amended and restated by the Board on January 21, 1992 and approved by the holders of a majority of the shares of outstanding Common Stock of Schlumberger Limited on April 15, 1992. This amendment and restatement approved by the Board on January 21, 1998 shall become effective as of July 1, 1998; provided, however, that the changes contained herein shall not be effective unless approved by the holders of a majority of the votes cast at a meeting within the period ending January 21, 1999 (12 months after the date such amendments are approved by the Board).

23. GOVERNMENTAL APPROVALS OR CONSENTS

  This Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 21, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

24. OTHER PROVISIONS

  The agreements to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way be in conflict with the terms of the Plan.

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